Exhibit 99.1

China Auto Logistics Notified It Is Not In Compliance With Nasdaq Global Market Listing Requirements

Company Has 180 Days to Regain Compliance if the Market Value of Publicly Held Shares Increases to $5 million for 10 Consecutive Business Days; Alternatively, Company May Apply for a Transfer to The Nasdaq Capital Market

TIANJIN, CHINA--(October 22, 2014) - China Auto Logistics Inc. (the "Company" or "CALI") (NASDAQ: CALI), a top seller in China of luxury imported automobiles and a leading provider of auto-related services, reported it has received notification from the Nasdaq Listing Qualifications Department (“Nasdaq”) that it is not in full compliance with listing requirements for the Nasdaq Global Market because the market value of the Company’s publicly held shares has been below the required minimum of $5 million for 30 business days. Under the Nasdaq Listing Rules, the Company has 180 days (or until April 14th, 2015) in which to regain compliance and avoid delisting by sustaining a $5 million market value of publicly held shares for at least ten consecutive business days.

The Company said it plans to monitor the situation closely and to consider the options available to it, including submitting an application to transfer to the Nasdaq Capital Market. At this time, the Company cannot provide any assurance that it will be able to regain compliance or successfully transfer to the Nasdaq Capital Market.

About China Auto Logistics Inc.

China Auto Logistics Inc. is one of China's top sellers of imported luxury vehicles. It also provides a growing variety of "one stop" automobile related services such as short term dealer financing. Additionally, in November, 2013, it acquired the owner and operator of the 26,000 square meter Airport International Auto Mall in Tianjin for $91.4 million, with plans to develop the auto mall, among other things, as the flagship site for a joint venture with Car King (China) Used Car Trading Co., Ltd. In August, 2014, the Company also announced a Strategic Cooperation Agreement with a leading auto dealer leasing and development company to greatly expand its high end imported auto business via the purchase and construction of new auto malls throughout China coupled with a new e-commerce platform.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission. We do not undertake any obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Sun Jiazhen
sjz_cali@126.com

Ken Donenfeld
DGI Investor Relations Inc.
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727